Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LEGACY RESERVES INC.

The (i) original Certificate of Incorporation of Legacy Reserves Inc. (the “Corporation”) was filed with the Secretary of State of the State of Delaware on March 22, 2018 under the name “Legacy Reserves Inc.” and (ii) Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) of the Corporation was filed with the Secretary of state of the State of Delaware on September 20, 2018. On June 18, 2019, the Corporation and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).  This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate of Incorporation”) was duly adopted, without the need for approval of the Board of Directors of the Corporation or the stockholders of the Corporation, in accordance with Sections 242, 245 and 303 of the Delaware General Corporation Law, as amended, in accordance with the Chapter 11 Plan of Reorganization of the Debtors (the “Plan of Reorganization”) confirmed by order, dated November 15, 2019, of the Bankruptcy Court, jointly administered under the caption “In re: Legacy Reserves Inc., et. al.”, Case No. 19-33395 (MI).  This Second Amended and Restated Certificate of Incorporation of the Corporation shall become effective upon filing with the Secretary of State of the State of Delaware.  The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1.      Name.  The name of the Corporation is Legacy Reserves Inc.

ARTICLE II

Section 2.1.     Address.  The registered office of the Corporation in the State of Delaware is 1675 S. State Street, Suite B, Dover, Kent County, Delaware 19901, and the name of the Corporation’s registered agent at such address is Capitol Services, Inc.

ARTICLE III

Section 3.1.     Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law, as amended (the “DGCL”).

ARTICLE IV

Section 4.1.     Capitalization.  The total number of shares of all classes of stock that the Corporation is authorized to issue is 660,000,000 shares, consisting of (i) 60,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (ii) 600,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”).  The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Section 4.2.     Preferred Stock.

(A)     The Board is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B)    Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

Section 4.3.     Common Stock.

(A)     Voting Rights.

(1)       Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(2)       Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.  Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation or required by applicable law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.

(B)    Dividends.  Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends in cash, property of the Corporation or shares of the Corporation’s capital stock, such dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors of the Corporation (the “Board”) in its discretion shall determine.  Before payment of any dividend there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, thinks proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interests of the Corporation, and the Board may abolish any such reserve.

(C)     Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

Section 4.4.    Nonvoting Equity Securities. The Corporation shall not issue nonvoting equity securities; provided, however, the foregoing restriction shall (a) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this Second Amended and Restated Certificate in compliance with Section 1123(a)(6) of the Bankruptcy Code.

ARTICLE V

Section 5.1.     Amendment of Certificate of Incorporation.  Subject to such limitations as may be from time to time imposed by other provisions of this Second Amended and Restated Certificate of Incorporation, by the DGCL or by that certain Stockholders Agreement of the Corporation, dated as of December 11, 2019 (as it may be amended from time to time, the “Stockholders Agreement”), the Corporation reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders of the Corporation herein are granted subject to this express reservation.

Section 5.2.    Amendment of Bylaws.  Subject to the Stockholders Agreement and in furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board is expressly authorized to make, alter, amend or repeal, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”), without any action on the part of the stockholders of the Corporation, but the stockholders of the Corporation may make additional Bylaws and may alter, amend or repeal any Bylaw whether adopted by them or otherwise.  The Corporation may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.  No Bylaws hereafter made or adopted, nor any alteration or amendment thereto or repeal or rescission thereof, shall invalidate any prior act of the Board that was valid at the time it was taken.

ARTICLE VI

Section 6.1.      Board of Directors.

(A)     In furtherance of and not in limitation of powers conferred by statute, it is further provided:

(1)       The business and affairs of the Corporation shall be managed by or under the direction of the Board.

(2)       The total number of directors shall be determined from time to time exclusively by resolution adopted by the Board in accordance with the applicable provisions of the Stockholders Agreement.

(3)       Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VII

Section 7.1.     Limitation on Liability of Directors.

(A)    To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader exculpation rights than permitted prior thereto), no person who is or at any time has been a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

(B)    No amendment, modification or repeal of this Article VII nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing hereunder for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, adoption or modification.

ARTICLE VIII

Section 8.1.     Excluded Opportunities.

(A)   Subject to the Stockholders Agreement, the Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in the preceding clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity, and includes, without limitation, any business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.

(B)     Any repeal or modification of this Article VIII will only be prospective and will not affect the rights under this Article VIII in effect at the time of the occurrence of any actions or omissions to act giving rise to liability.

(C)    To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation (including, without limitation, Common Stock) shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

ARTICLE IX

Section 9.1.     DGCL Section 203.  The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 9.2.    Exclusive Forum.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, the federal district court for the District of Delaware unless said court lacks subject matter jurisdiction in which case, the Superior Court of the State of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising under any provision of the DGCL, this Second Amended and Restated Certificate of Incorporation or the Bylaws or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of the preceding clauses (a) through (d) above, any claim as to which the Court of Chancery (or, if the Court of Chancery lacks jurisdiction, the federal district court for the District of Delaware unless said court lacks subject matter jurisdiction in which case, the Superior Court of the State of Delaware) determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (or, if the Court of Chancery lacks jurisdiction, the federal district court for the District of Delaware unless said court lacks subject matter jurisdiction in which case, the Superior Court of the State of Delaware) (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery (or, if the Court of Chancery lacks jurisdiction, the federal district court for the District of Delaware unless said court lacks subject matter jurisdiction in which case, the Superior Court of the State of Delaware) within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery (or, if the Court of Chancery lacks jurisdiction, the federal district court for the District of Delaware unless said court lacks subject matter jurisdiction in which case, the Superior Court of the State of Delaware), or for which the Court of Chancery (or, if the Court of Chancery lacks jurisdiction, the federal district court for the District of Delaware unless said court lacks subject matter jurisdiction in which case, the Superior Court of the State of Delaware) does not have subject matter jurisdiction.  If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

Section 9.3.     Severability.  If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever:  (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (b) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their service to or for the benefit of the Corporation to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be executed this 11th day of December, 2019.

LEGACY RESERVES INC.

By:	/s/ James Daniel Westcott
Name:	James Daniel Westcott
Title:	Chief Executive Officer

Signature Page to Second Amended and Restated Certificate of Incorporation